Exhibit 99.1

Minerco Resources, Inc., Announces New Director –

Marco Rodriguez

Minerco Resources Inc., (“OTCBB: MINED”), a progressive developer, producer and provider of clean, renewable energy solutions in Latin America, announced today the appointment of Marco Rodriguez to the Board of Directors.

Mr. Rodriguez has been involved in the Energy and Mining Sectors in the Latin American region for the past 17 years. He has worked in countries such as Chile, Colombia, Costa Rica, Guatemala, El Salvador and Honduras. He has extensive energy project experience in design, logistics, construction, government protocol and community relations in Latin America.

Mr. Rodriguez served as an energy advisor to previous Honduran administrations. His invaluable expertise and experience has been retained by the current Honduran administration in the same capacity. Over the last decade, he has been a key figure in securing foreign investment for both the mining and clean energy sectors in Honduras. He participated in the special commission that submitted a new mining law to the Honduran Government that attracted more than 200 million dollars in investment for the sector from overseas companies.

He currently serves on the Strategic Planning and Infrastructure Panel in both the energy and mining sectors in Honduras. This panel is comprised of key private and government figures. He has also advises the Government of El Salvador on Energy and Mining strategies and policy.

Marco Rodriguez currently holds rights to 75 mega-watts of clean energy projects in the country of Honduras. He earned a Bachelor of Science in Industrial Engineering from New York Institute of Technology / New York University and a Masters Degree in Marketing from Universidad Tecnologico de Monterrey.

"The success of Minerco will largely rely on the strength, experience and enthusiasm of our people. Based on the new business direction Minerco Resources has chosen, we need to load our Board and management with experienced and motivated clean energy entrepreneurs. Mr. Rodriguez is a perfect fit. His knowledge, experience, dedication and relationships will have a positive and immediate impact on our company’s future. In addition, he is extremely familiar with our region of focus and will be instrumental in moving our company forward,” said V. Scott Vanis, President and CEO of Minerco Resources.

Please contact: C. Jones Consulting, Inc. @ cjones@cjonesconsulting.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements. C. Jones Consulting, Inc. is being compensated $4000.00/month to handle Investor Relations.